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[LOYOLA LETTERHEAD]



CONTACTS:  LOYOLA CAPITAL CORPORATION        CRESTAR BANK
           James V. McAveney                 MEDIA:  Barry Koling
           (410) 332-7210                            (804) 782-7845
                                             INVESTMENT COMMUNITY:
                                                     Eugene Putnam
                                                     (804) 782-5619

FOR IMMEDIATE RELEASE

          LOYOLA CAPITAL CORPORATION AND CRESTAR FINANCIAL CORPORATION
                     SIGN BINDING LETTER AGREEMENT TO MERGE

     Richmond, April 28, 1995 -- Loyola Capital Corporation and Crestar Financial Corporation announced today the signing of a binding letter agreement under which Crestar would acquire Loyola, the Baltimore-based holding company of Loyola Federal Savings Bank. With $2.5 billion in assets, $1.5 billion in deposits and some 800 employees, Loyola operates 35 branches, primarily in central Maryland and Maryland's Eastern Shore, including 15 in the Baltimore metropolitan area.

     Under terms of the binding letter agreement, Loyola shareholders will receive Crestar stock in exchange for their Loyola holdings. Each of the 8.1 million Loyola shares outstanding would be exchanged for .69 shares of Crestar Financial Corporation stock, subject to adjustment based on the price of Crestar shares at the time the merger is completed. The total value of the transaction is approximately $259.2 million, or $32 per Loyola share, based on Loyola's outstanding shares and Crestar's April 21, 1995 closing price of $46.375.

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    Crestar's acquisition of Loyola is subject to the execution of a definitive agreement between the two institutions, anticipated within the next two weeks, as well as approval by regulators and Loyola shareholders. The acquisition is expected to be completed by year-end 1995 or shortly thereafter.

     The acquisition of Loyola would represent a natural extension of Crestar's existing Maryland operations as well as provide the Bank with locations in new and attractive markets. Specifically, the acquisition will extend Crestar's presence into Baltimore and other parts of central Maryland and enhance its strength in Washington's Maryland suburbs and in the Annapolis areas.

     Upon completion of this transaction, Crestar's banking franchise will extend the full length of the Baltimore-Washington corridor, the nation's fourth largest consolidated metropolitan area and one of the most attractive banking markets in the country. Census bureau data show the area is home to a higher proportion of affluent, highly educated individuals than any other metropolitan area. Crestar's expanded Maryland presence will also complement the bank's number one market position in Virginia.

     Based on first quarter 1995 data, the acquisition would increase Crestar's total assets by 17 percent to $16.9 billion and bring Crestar's total branch network to more than 380.

     Richard G. Tilghman, Crestar Chairman and Chief Executive Officer, said that pending the execution of the definitive merger agreement, no final decisions have been made relative to branches, personnel, business integration or other merger-related issues. He noted, however,

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there is little overlap between the Crestar and Loyola branch networks, and that
Crestar anticipated maintaining the Loyola branch network essentially intact.

     "We look forward to bringing Loyola business and individual customers the same high level of service they currently enjoy, plus the benefits of Crestar's broad range of products and services, including the kinds of technology-based and investment-related services made possible by the resources of a larger financial institution," Mr. Tilghman said.

     "We believe this transaction will benefit all of our constituents," said Joseph W. Mosmiller, Chairman of the Board and Chief Executive Officer of Loyola Capital Corporation. "Crestar brings resources and services which enable us to more effectively compete with the larger institutions which have entered our market through merger and acquisition. Loyola Capital Corporation's Board of Directors concluded that all of their constituencies would best be served by affiliating with a larger institution and they deemed the culture and strength of Crestar to be the most beneficial."

     Loyola has granted Crestar an option to purchase from the company approximately 1.6 million Loyola shares, exercisable in certain events.

     Loyola Capital Corporation is the holding company for Loyola F.S.B., a community banking and financial services enterprise headquartered in Baltimore and serving customers in Maryland, Virginia, Delaware, Pennsylvania, South Carolina, Florida and the District of

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Columbia.  With nearly $2.5 billion in assets, Loyola's core businesses of real estate and consumer lending, loan servicing, and retail banking have been complemented in recent years by small business financing, financial planning, mutual funds, insurance products and credit card products.

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